EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 12th day of March, 2008 by and between NeoGenomics, Inc. a Nevada corporation ("Employer" and collectively with any entity that is wholly or partially owned by the Employer, the “Company”), 12701 Commonwealth Drive, Suite #5, Fort Myers, Florida 33913 and Robert P. Gasparini (“Employee”), an individual who resides at 20205 Wildcat Run Drive, Estero, FL 33928, and is effective as of the date set forth below.

RECITALS:

WHEREAS, The Company is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare institutions; and

WHEREAS, The Employee has been employed by the Employer for the last three years and the parties desire to renew the Employee’s employment contract, and the Employee is willing to continue to be employed by the Employer, and the Employer is willing to continue to employ the Employee, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

1.           Employment Period.  Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, Company shall employ Employee and Employee agrees to serve as an employee of Company for a four-year period, beginning on January 1, 2008 (the “Effective Date”) to and including the 4th anniversary of the Effective Date (the “Initial Employment Term”), and after the Initial Employment Term, the Agreement shall automatically renew for consecutive one year periods (“renewal term”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Employment Term (or any renewal term) is delivered by either party at least three (3) months prior to the expiration of the Initial Employment Term or any renewal term, as applicable.  For purposes of this Agreement, the Initial Employment Term and any renewal term thereof are collectively referred to herein as the “Employment Period” or the “Term”.  This Agreement shall supersede all previous agreements between the Employer and the Employee and shall take priority over all previous agreements relating to the subject matter of this Agreement, provided, however, that all prohibitions against Employee misappropriating or misusing confidential information, trade secrets and soliciting clients of Employer and/or competing with Employer after termination shall continue to be enforceable back to the original date of execution of such other agreements.

2.           Employment and Duties.  The Employer shall employ the Employee as an employee at will, as such term is construed under Florida law in the capacity of President and Chief Scientific Officer.  The Employee accepts this employment, subject to the general supervision of and pursuant to the orders and direction of the Employer.  The Employee shall perform such duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as that engaged in by the Employer.  The Employee shall also render such other and unrelated services and duties as the Employer may assign from time to time.  The Employee will report to the Company’s Chief Executive Officer and if there is no Chief Executive Officer, then to the Board of Directors of the Company (the “Board of Directors” or the “Board”)..

3.           Compensation and Benefits of the Employee.  The Employer shall compensate Employee for Employee's services rendered under this Agreement as follows:

a.
Base Salary.  Unless otherwise adjusted by the Compensation Committee of the Board of Directors of the Company, Employee shall be paid a base salary by Employer at such times as is consistent with normal Company policy according to the following schedule:

1.)  A Base Salary equating to two hundred twenty five thousand dollars ($225,000) per annum until the end of the Term or until the conditions outlined in Section 3a(2) or Section 3a(3) have been met.  Such Base Salary will be retroactive to the Effective Date.

2.)  Beginning on the first day of the fiscal quarter after any fiscal quarter in which the Company has achieved quarterly revenues as prepared in accordance with GAAP of $7,000,000 and continuing until the end of the Term or until the conditions outlined in Section 3a(3) have been met, a salary equating to two hundred fifty thousand dollars ($250,000) per annum.

3.)  Beginning on the first day of the fiscal quarter after any fiscal quarter in which the Company has achieved quarterly revenues as prepared in accordance with GAAP of $12,000,000 and continuing until the end of the Term, a salary equating to two hundred seventy five thousand dollars ($275,000) per annum.

b.
Bonus.  Employee will be eligible for an annual cash bonus based on performance.  The amount of such bonus shall be based on the available resources of the Company and shall be at the discretion of the Compensation Committee of the Board of Directors; provided, however, if the Employee meets the annual performance goals specified in writing by the Board of Directors for any given fiscal year (which shall be based on the approved Company budget for such year), the Employee shall be entitled to the cash bonuses outlined below.

1.)  For any given fiscal year during the Term, if the Company’s actual revenue for such fiscal year, after excluding the effects of any Revenue Exclusions (as defined in Section 3e(1) below), exceeds the annual revenue goals approved in writing by the Board of Directors for such fiscal year based on the board-approved Company budget for such year, Employee shall receive a cash bonus of at least fifteen percent (15%) of his Base Salary as such Base Salary was in effect as of the end of such fiscal year; and .

2.)  For any given fiscal year during the Term, if the Company’s actual net income from continuing operations, after excluding the effects of any Net Income Exclusions (as defined in Section 3e(2) below), exceeds the annual net income goals approved in writing by the Board of Directors for such fiscal year based on the Board-approved Company budget for such year, Employee shall receive a cash bonus of at least fifteen percent (15%) of his Base Salary as such Base Salary was in effect as of the end of such fiscal year.

The Company agrees that such cash bonus, if any, will be paid no later than ninety (90) days after the end of any given fiscal year.

c.	Benefits. Employee will be entitled to participate in and the Company shall pay for all medical and other benefits that the Company has established for employees of the

Company, including, but not limited to one hundred percent (100%) of any health insurance premium for the Employee in accordance with the Company’s policy for such reimbursement as well as any other benefits established for officers of the Company by the Board of Directors.  All benefits that may be payable by the Company are identified in the Employee Handbook and are subject to change without notice or explanation.  In addition to the forgoing, the Company shall pay for the following additional benefits for the Employee:

1.)
Long-term disability insurance in an amount sufficient to cover sixty percent (60%) of the Employee’s Base Salary, which shall include any long-term disability insurance premiums paid by the Employee within the six month period prior to the Effective Date.

2)	Term life insurance subject to a cap of $2.0 million in death benefits.

3.)
Up to six thousand dollars ($6,000) of estate planning expenses incurred by the Employee, which shall include any estate planning expenses incurred by the Employee within the six month period prior to the Effective Date.

d.
Stock Options.  On the Effective Date, the Employee will be granted an option to purchase 784,000 shares of the Company’s common stock (the “Options”) on the terms and conditions listed below.  Such Options will have a strike price of $0.80/share and the vesting and other terms of such Options shall be as outlined below.

1.)
Time-based Options - 384,000 of such options will be time-based options and will vest 8,000 options per month for the forty eight (48) months of the Initial Employment Term.  For the purposes of this Agreement each month’s time-based options will be deemed vested at 5:00 PM on the last day of each calendar month during such monthly vesting period.  These time-based options will be Incentive Stock Options (ISOs) to the extent allowable under current SEC and IRS guidelines, and that the remainder, if any, will be in the form of non-qualified stock options.  The grant of these time-based options will be made pursuant to the Company Stock Option Plan and will be evidenced by a separate Option Agreement, which the Company will execute within sixty (60) days of the date of this Agreement, provided that it has received an executed copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement from the Employee.  So long as the Employee remains employed by the Company, such time-based options will have a seven-year term with which to be exercised from the grant date.

2.)
Performance-based Options - 400,000 of such options will be performance-based options and will vest according to the schedule outlined below.  These performance-based options will be non-qualified options (NQOs) and will be granted under a board approved form of stock option agreement that is outside of the Company’s Stock Option Plan, which the Company will execute within sixty 60 days of the date of this Agreement, provided that it has received an executed copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement from the Employee.  So long as the Employee remains employed by the Company, such performance-based options will have a seven-year term with which to be exercised from the grant date.  Employee understands and acknowledges that if the performance metrics for any given year are not met, then such options shall be forfeited and may not be rolled into successive years.

Vesting of Performance-Based Options

50,000
  if the Company achieves the consolidated revenue goal for FY 2008 outlined by the Board of Directors as part of the Company’s FY 2008 budget after excluding the effects of any Revenue Exclusions for such fiscal year and;

50,000
if the Company achieves the consolidated net income goal for FY 2008 outlined by the Board of Directors as part of the Company’s FY 2008 budget after excluding the effects of any Net Income Exclusions for such fiscal year;

50,000
if the Company achieves the consolidated revenue goal for FY 2009 outlined by the Board of Directors as part of the Company’s FY 2009 budget after excluding the effects of any Revenue Exclusions for such fiscal year and;

50,000
if the Company achieves the consolidated net income goal for FY 2009 outlined by the Board of Directors as part of the Company’s FY 2009 budget after excluding the effects of any Net Income Exclusions for such fiscal year;

50,000
if the Company achieves the consolidated revenue goal for FY 2010 outlined by the Board of Directors as part of the Company’s FY 2010 budget after excluding the effects of any Revenue Exclusions for such fiscal year and;

50,000
if the Company achieves the consolidated net income goal for FY 2010 outlined by the Board of Directors as part of the Company’s FY 2010 budget after excluding the effects of any Net Income Exclusions for such fiscal year;

50,000
if the Company achieves the consolidated revenue goal for FY 2011 outlined by the Board of Directors as part of the Company’s FY 2011 budget after excluding the effects of any Revenue Exclusions for such fiscal year and;

50,000
if the Company achieves the consolidated net income goal for FY 2011 outlined by the Board of Directors as part of the Company’s FY 2011 budget after excluding the effects of any Net Income Exclusions for such fiscal year;

The Employee understands that upon termination of his employment, he will only have up to ninety (90) days to exercise any vested options.  All Options awarded pursuant to this paragraph will contain a provision that allows for immediate vesting of such Options in the event of a change of control of the Company.

e.
Revenue and Net Income Exclusions Defined.  For the purposes of Section 3b and 3d above, to the extent the Company acquires any companies or businesses during any given fiscal year and the financial impact of such acquisition was not previously factored into the annual operating budget approved by the Board of Directors, the following revenue and net income adjustments shall be made to the Company’s fiscal results in measuring whether or not the Company has met or exceeded the specific performance targets outlined in Sections  3b or 3d.

1.)  “Revenue Exclusions” shall be defined as the pro rated annualized quarterly GAAP revenue of any company or business acquired by the Company for the most recent fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly revenue shall be prorated by multiplying the total annualized quarterly revenue described above by a fraction, the numerator of which is the number of days of the financial results of the acquired business or company that are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.

2.)  “Net Income Exclusions” shall be defined as the pro rated annualized quarterly GAAP net income of any company or business acquired by the Company for the most recent fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly net income shall be prorated by multiplying the total annualized quarterly net income described above by a fraction, the numerator of which is the number of days of the financial results of the acquired business or company that are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365. Net income exclusions shall also include a) any non-cash stock compensation expenses over and above what was included in any budget, and b) any extraordinary or non-recurring expenses that were not included in the budget for any given year and in the reasonable judgment of the Compensation Committee could not have been foreseen by Management during the process to set the budget for such year.

f.
Paid Time-Off and Holidays.  Employee’s paid time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Employee Handbook, as revised from time to time or as otherwise published by the Company.  Notwithstanding the previous sentence, Employee will be eligible for four (4) weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than forty (40) hours of paid time-off can be accrued and carried forward for any given employee as of the anniversary of their employment date in any given year.  Thus, when accrued PTO reaches two hundred (200) hours, Employee will cease accruing PTO until accrued PTO is one hundred sixty (160) hours or less – at which point Employee will again accrue PTO until he reaches two hundred (200) hours.  In addition to paid time off, there are also six (6) paid national holidays and two (2) “floater” days available to Company employees.  Employee agrees to schedule such paid time-off so that it minimally interferes with the Company’s operations.   Such PTO does not include Board of Directors excused absences.

g.
Reimbursement of Normal Business Expenses.  The Company will reimburse all normal business expenses of the Employee not covered by the above paragraphs, including, but not limited to, cell phone expenses and business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

4.           Best Efforts of the Employee and Place of Employment. Employee agrees to perform all of the duties pursuant to the express and implicit terms of this contract to the reasonable satisfaction of Employer.  Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience, and devote his full-working time and attention on Employer's business (at least forty (40) hours per week).  Employee shall render such duties at the Employer’s primary place of business in Fort Myers, FL or such other place or places as the interest, needs, business, or opportunity of Employer shall require.

5.           Termination. The parties agree that any termination of the Employee under this Agreement will be governed as follows:

a.           By the Company for Cause. The Company shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the Employment Period.  For the purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon:

(i)           failure to materially perform and discharge the duties and responsibilities of Employee under this Agreement after receiving written notice and allowing Employee ten (10) business days to create a plan to cure such failure(s), such plan being acceptable to the Board of Directors, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Employee and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision, or

(ii)           any breach by Employee of the material provisions of this Agreement; or

(iii)           misconduct which, in the good faith opinion and sole discretion of the Board of Directors, is injurious to the Company; or

(iv)           felony conviction involving the personal dishonesty or moral turpitude of Employee; or a determination by the Board, after consideration of all available information, that Employee has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; or

(v)           engagement in illegal drug use or alcohol abuse which prevents Employee from performing his duties in any manner, or

(vi)           any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Employee; or

(vii)           willful misconduct, recklessness or gross negligence by the Employee in respect of the duties or obligations of the Employee under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement.

Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause.  If an Employee is terminated for Cause, the Employee shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

b.
Termination by Company Without Cause.  At any time during the Employment Period, the Company shall have the right to terminate this Agreement and to discharge the Employee without Cause effective upon delivery of written notice to the Employee.  If the Company terminates the Employee without “Cause” for any reason, then the Company agrees that as severance it will continue to pay the Executive’s Base Salary in accordance with Section 3a. and maintain the Executive’s employee benefits in accordance with Section 3c. (the “Severance Payments”) for twelve (12) months from the notice of termination.  Employee further agrees that in the event that he obtains employment during any period where Severance Payments are being made, he will promptly notify the Company.  Provided that such employment does not violate the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, such severance payments will continue to be paid; however, in the event the Company deems in its sole discretion that such employment is a violation of the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, then the Company shall have the right to immediately cease making any such Severance Payments and will no longer be obligated to the Employee for any unpaid Severance Payments.    Other than the Severance Payments, the Company shall have no further obligation to the Employee after the date of such termination; provided, however, that the Employee shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of the Confidentiality, Non-Compete and Non-Solicit Agreement, which is part of this Agreement.  If termination without cause shall occur at anytime, then the pro rata portion of any unvested Time-based options (as specified in Section 3(d)(1)) up until the date of notice of termination that are due to vest in the year or month of termination shall vest.

The Employee acknowledges and agrees that any and all payments to which he would be entitled under this Paragraph 5b are conditioned upon and subject to his execution of a general waiver and release, in such reasonable form as counsel for the Company shall determine, of all claims the Employee has or may have against the Company.

c.
By Resignation of the Employee.  The Employee may terminate his employment hereunder, upon giving sixty (60) days written notice to the Company.  The Employee agrees that during such sixty (60) day period no more than one week of unused vacation may be utilized and that all other unused vacation up to the time of termination shall be forfeited.  In the event of such a termination, the Employee shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Employee’s termination of employment longer than sixty (60) days beyond the Employee’s original notice of termination.  Upon such a termination, the Employee shall become entitled to any accrued but unpaid salary and other benefits up to and including the date of termination and  the pro rata portion of any unvested Time-based options (as specified in Section 3(d)(1)) up until the date of separation that are due to vest in the year or month of separation shall vest.

.
d.
Disability of the Employee.  This Agreement may be terminated by the Company upon the Disability of the Employee.  "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period.  In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability.  In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee.  The entire cost of such examination shall be paid solely by the Company.  In the event the Company has purchased disability insurance for Employee, the Employee shall be deemed disabled if he is disabled as defined by the terms of the disability policy.

On the date that the Employee is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Employee shall be entitled to receive from the Company his accrued and unpaid Base Salary, bonus and other benefits through the termination date.  If a termination of the Employee by Disability shall occur at anytime, than the pro rata portion of any unvested Time-based options (as specified in Section 3d(1)) up until the date of the Employee’s termination that were due to vest in the year or month of the Employee’s termination shall vest.  In addition, if a termination of the Employee by Disability shall occur after September 30th of any given year, than the pro rata portion of any unvested performance-based options (as specified in Section 3d(2)) up until the date of the Employee’s termination that would have vested at the end of such year if the Employee were still employed by the Company and the Company met the relevant performance metric, shall vest. Other than as set forth in the immediately preceding three sentences, the Company shall have no further salary or bonus payment or other benefits obligations under this Agreement from and after the date of termination due to Disability.

e.
Death of the Employee.  In the event of the death of Employee, the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death and the Company shall be obligated to pay Employee’s estate (i) the Employee’s accrued and unpaid Base Salary, bonus and other benefits through the termination date.  If the death of the Employee shall occur at anytime, than the pro rata portion of any unvested Time-based options up until the date of the Employee’s death that were due to vest in the year or month of the Employee’s death shall vest.  Other than as set forth in the immediately preceding two sentences, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Employee.

6.           Confidentiality, Non-Compete & Non-Solicitation Agreement.  Employee agrees to the terms of the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto as Addendum A and has signed that Agreement.  Such Confidentiality, Non-Compete & Non-Solicitation Agreement is hereby incorporated into and part of this Agreement.

7.           Importance of Certain Clauses.  Employee and Employer state that the covenants contained in the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto and incorporated into this Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of Employer.  As such, because Employer's continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and Employee understands and acknowledges his or her understanding of same.

8.           Consideration.  Employee acknowledges and agrees that the provision of employment under this Agreement and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Employee for the Employee's duties, obligations and covenants under this Agreement and under the Confidentiality, Non-Competition & Non-Solicit Agreement incorporated into this Agreement.

9.           Exit Interview.  Upon the effective date of termination of employment (unless due to Employee’s death), the Employee shall participate in an exit interview with Employer and certify in writing that the Employee has complied with his  contractual obligations and intends  to comply with his  continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality, Non

Compete and Non-Solicit Agreement. The Employee shall also provide the Employer with information concerning the Employee's subsequent employer and the capacity in which the Employee will be employed. The Employee's failure to comply shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may seek equitable relief.

10.           Withholding. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.           Representations of Employee.  Employee represents and warrants to the Company that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the President of a publicly-traded company or materially damage his credibility with public shareholders; (b) that there are no restrictions, agreements, or understandings whatsoever to which he  is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (c) that Employee’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (d) that Employee is free and able to execute this Agreement and to continue  employment with  the Company, and (e) that Employee has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for Company.

12.            Effect of Partial Invalidity.  The invalidity of any portion of this Agreement shall not affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.           Entire Agreement.  This Agreement including Addendum A reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on his own judgment in entering into this Agreement.

14.           Assignment.  Employer may assign its interest and rights under this Agreement at its sole discretion and without approval of Employee to a successor in interest by Employer’s merger, consolidation or other form of business combination with or into a third party where Employer’s stockholders  before such event do not control a majority of the resulting business entity after such event.  All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Compete and Non-Solicitation Agreement attached as Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law.  Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Employee.

15.           Notices.  All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, i) if to the Company, at the Company’s then current headquarters location, and ii) if to the Employee, at the most recent address on file with the Company for the Employee or to such subsequent addresses as either party shall so designate in writing to the other party.

16.           Remedies.  If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.           Amendment/Waiver.  No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties.  No waiver by Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.           Governing Law, Venue and Jurisdiction.  This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances.  Employee consents to personal jurisdiction and venue in the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between Employee and Employer.

19.           Arbitration.                                Any and all controversies and disputes between Employee and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Commercial Rules.  Any arbitration action brought pursuant to this section shall be heard in Fort Myers, Lee County, Florida.  The Circuit Court in and for Lee County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Compete and Non-Solicitation Agreement.

20.           Headings.  The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Miscellaneous Terms.  The parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement;

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.	They have retained signed copies of this Agreement for their records; and

e.
The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

22.           Counterparts.  This Agreement may be executed in counterparts and by facsimile, or by pdf,

each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE:

_/s/ Robert Gasparing_______________________________
Robert P. Gasparini

NEOGENOMICS, INC.

 /s/ Steve Jones______________________
Name:_Steven Jones_________________

Title: _Acting Principal Financial Officer________________________

Addendum A

Form of Confidentiality, Non-Compete and Non-Solicitation Agreement